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                                                                   EXHIBIT 10.30

                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT

The undersigned:

1. GTS CELLULAR Inc. (formerly SFMT-VOSTOK, Inc.), a corporation organized under the laws of Delaware, having its office at c/o 1751 Pinnacle Drive, North Tower, 12th Floor, McLean, Virginia 22102, USA, hereinafter referred to as "SFMT";

2. TRICOR B.V., a company formed under the laws of the Netherlands, having its registered office at Lepelblad 8, (1452 VN) Ilpendam, the Netherlands, hereinafter referred to as "Tricor";

 (SFMT and Tricor hereinafter also collectively referred to as the "Shareholders")

3. Mr. Gerard ESSING, residing at Lepelblad 8, (1452 VN) Ilpendam, The Netherlands, hereinafter referred to as "Essing";

4. Mr. Ivan LASKA, residing at Prague 6, Nad Octarnou 19, Czech Republic, hereinafter referred to as "Laska";

and

5. Mr. Erik JENNES, residing at Gogolevskiy Boulevard 23/23, Moscow, Russia, hereinafter referred to as "Jennes";

WHEREAS

         Pursuant to a joint venture agreement dated December 20, 1994 among the parties hereto (the "Old Agreement"), Tricor has developed certain business opportunities to enable it to engage in the establishment and operation of mobile communications networks in regions of the Russian Federation, and has arranged certain financing through the National Investment Bank. (Nationale Investerings Bank N. V.) to exploit certain of such opportunities;

         Tricor was established as a Netherlands company to provide management services to further develop the mobile communications opportunities in the Russian Federation;
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                                                                             -2-
         SFMT and its affiliates are engaged in the development and operation of communications services around the world, including within the Russian Federation;

         SFMT and Tricor formed a company, Vostok Mobile B.V., a private limited liability company ("Vostok" or the "Company"), to engage in the development of mobile communications ventures in the Russian Federation utilizing AMPS frequencies technology;

         The parties hereto have determined to amend and restate the Old-Agreement and

DO HEREBY AGREE AS FOLLOWS:

ARTICLE 1.       FORMATION OF NETHERLANDS PRIVATE COMPANY WITH LIMITED
                 LIABILITY

1.1 SFMT and Tricor arranged for the incorporation of Vostok. The costs of incorporation have been borne by Vostok. The legal fees and expenses incurred in the preparation of this Amended and Restated Joint Venture Agreement shall be borne by SFMT.

1.2 Vostok has its seat and registered address at Lepelblad 8, (1452 VN) Ilpendam, the Netherlands.

1.3      The purpose of the Company is:

a. to form Russian joint stock companies or limited liability companies (the "Russian Companion") to obtain licenses (the "Licenses") and the necessary rights or contracts to develop and operate mobile communications networks in all areas of the Russian Federation where AMPS licenses are secured; and

b. to build, own and operate mobile communications networks in certain areas of the Russian Federation and

c.       to establish and offer related telecommunications services.

1.4 The initial authorized capital of the Company is NLG 3,000,000,- consisting of 1,500 class "A" shares and 1,500 class "B" shares each with a nominal value of NLG 1,000.-, and an initial issued capital of NLG 600,000.- (being the equivalent in
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                                                                             -3-

Dutch guilders of US$ 350,000) consisting of 306 class "A" shares and 294 class "B" shares, all of which class "A" shares were issued to SFMT and all of which class "B" shares were issued to Tricor upon incorporation against payment in cash.

The amount of NLG 294,000.- to be paid up by Tricor on the 294 class "B" shares to be issued to it, was advanced to the Company by SFMT. As of the date hereof, the Company has obtained 5 Licenses in the name of Russian Companies and is using its best efforts to obtain additional such Licenses, in each of which the Company holds or shall hold a stake of at least 50%.

1.5 The class "A" shares shall be entitled to a preferred distribution from the annual profits of the Company equal to the amounts contributed by SFMT in excess of the nominal value by way of capital surplus (agio) on its class "A" shares. Distributions shall be made with due regard to the cash requirements of the Company in accordance with the approved budget of the Company. If a write off takes place against the reserve for the class "A" shares, profits made in subsequent years shall first be allocated to clear off the amount which were so written off from the class "A" reserve. The preferred distribution rights of the class "A" shares shall end when all of the cash amounts contributed and to be contributed by SFMT on its class "A" shares shall have been fully recouped by SFMT from the Company's profits.

After such recoupment the preferred distribution right of the class "A" shareholder shall terminate and the articles of association of the Company shall be amended to delete the entitlement of the class "A" shares to a preferred distribution from profits.

1.6 The book year of the Company is equal to the calendar year. The first book year shall end on December 31, 1995.

ARTICLE 2.       FURTHER SUBSCRIPTIONS TO CAPITAL OF THE COMPANY

2.1 SFMT has or shall contribute on its 306 class "A" shares further amounts up to a maximum of US$ 400,000.- per License and a maximum in total of US$ 3,600,000.-, which shall be paid as capital surplus on the existing class "A" shares held by SFMT. The parties shall cause the 1% capital tax due over such payment to be paid by the Company within the statutory 30 day period.

2.2 In the event Tricor or its shareholders are offered cellular license opportunities in the Russian Federation in excess of the initial nine Licenses which are the basis for
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                                                                             -4-

this Amended and Restated Joint Venture Agreement, Tricot or Essing, Laska and/or Jennes, as the case may be, shall first offer such License opportunities to the Company and to SFMT. Each of SFMT and the Company shall have A period of 60 (sixty) days after the date of submission to it of the offer together with all relevant information and data, to accept or refuse such offer.

If both the Company and SFMT accept such offer, SFMT may finance the acquisition by the Company of such further License up to an amount of US$ 400,000. In case it is determined that an amount greater than such US$ 400,000 is required for the development of any License, SFMT and Tricor shall jointly attempt to arrange for the financing of such additional capital; provided, however, that if SFMT, in its sole reasonable discretion determines that such outside financing is not obtainable within the time period necessary to develop the License, or upon acceptable terms and conditions, then SFMT may, but would not be required to, elect to finance such offer in excess of US$ 400,000; provided, further, that any additional capital paid by SFMT ("Additional Capital") to the Company to develop (a) any of the initial nine Licenses in excess of US$ 400,000 per License and (b) any Licenses, in addition to the initial nine Licenses, will only be paid against the issue by the Company to SFMT of new class "A" shares ("New Shares"), thereby increasing the percentage interest of SFMT in the Company, in accordance with the formula set forth in the immediately following paragraph. Tricor accepts the dilution of its interest in the Company in such cases. Any such additional License opportunities that are offered to and accepted by the Company and SFMT and the corresponding ownership share in the relevant Russian Company shall be contributed and held by the Company.

The number of New Shares to be issued to SFMT from time to time (the
"Calculation Date") in consideration for the Additional Capital paid by SFMT shall be calculated as follows; New Shares equal Additional Capital divided by "X" where "X" equals the quotient obtained by a fraction the numerator of which is equal to the greater of either: (a) US$ 7,408,824, plus any Additional
Capital that had been invested prior to the Calculation Date or (b) The sum of
(i) the product of the Net Profits, as defined in Article 16, of the Company for the immediately preceding calendar year and a factor of 6 and (ii) the product of the Revenues, as defined in Article 16, of the Company for the immediately preceding fiscal year, and a factor of 0.5 and the denominator of which is equal to the total number of the issued ("A" and "B") Shares in the Company as of the Calculation Date.
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                                                                             -5-

SFMT shall pay US$ 166,667 to Tricor for each Russian Company holding any of the initial nine Licenses that has a cellular mobile telephone system that is "ready for service" on or prior to June 1, 1996, provided that the total payment to Tricor under this Section 2.2 shall not exceed US$ 1,500,000, and provided, further, that for this purpose "ready for service" means in commercial revenue service. In consideration of SFMT's payment of the US$ 1,500,000 to Tricor, Tricor shall grant, convey and transfer to SFMT Options (the "Initial Options"), which will be exercisable at any time in the sole and absolute discretion of SFMT, to purchase at an exercise price of $.10 per share, 5 shares of its class "B" shares for each US$ 166,667 paid for the Initial Options by SFMT, upon the terms and conditions set forth in Section 7.4 and in an option agreement in the form attached as Exhibit 2.2 (the "Initial Options Agreement"). Any payment in accordance with the immediately preceding two sentences shall be made by SFMT on the twentieth business day following receipt by SFMT of any documents it may request regarding the Licenses or the formation of the Russian Companies with regard to cellular mobile telephone systems that are ready for service and an executed notarial deed of pledge for the number of "B" shares underlying the Initial Options in form and substance satisfactory to SFMT, which shall include the right for SFMT, as pledgee, to vote such shares. With respect to any Licenses in excess of the initial nine licenses that have been developed by Tricor and are accepted by the Company and SFMT, the Company shall pay to Tricor for each such License a surplus on the sale of the shares in the Company previously sold by Tricor to SFMT, as provided earlier in this paragraph. This surplus will be paid at a time, and in an amount, to be determined in advance by tile parties hereto for each such License when it has a cellular mobile telephone system that is "ready for service," as defined above.

ARTICLE 3.       LOANS TO THE COMPANY

3.1 Tricor has arranged for the providing to the Russian Companies of long term loans from the Nationale Investerings Bank N.V.'s ("NIB ") East Europe Credit, in an amount of at least US$ 2,000,000.- (two million United States dollars) the terms of which are being negotiated with NIB.

3.2 In the event Tricor cannot obtain loans from NIB on terms acceptable to SFMT, SFMT with the support of Tricor shall apply for loans from the Overseas Private Investment Corporation (OPIC) or similar organizations, such as the European Bank for Reconstruction and Development. In the event such loans from NIB can be obtained on terms acceptable to SFMT but only by changing the agreed legal, economic or financial bases for the present joint venture, the terms of this agreement shall be adjusted by the parties in good faith.

3.3 SFMT has provided or agrees to provide a loan or loans to the Company upon terms mutually acceptable to SFMT and Tricor, in an amount sufficient to fund the 1995 approved budget for the Company.

ARTICLE 4.        MANAGEMENT OF THE COMPANY

4.1 The day-to-day management of the Company will be performed by a Board of Managing Directors consisting of at least one Managing Director, to be nominated by the shareholders. The Management Board currently consists of one member being Mr. G. Essing.

4.2 The Management Board shall be supervised by a Board of Supervisory Directors consisting of at least 5 (five) members, the majority of whom shall be designated by SFMT. The decisions of the Management Board specified in section 14 of the Articles of Association shall require the prior approval of the Supervisory Board. In addition, the Management Board shall adhere to the (financial, social and economic) guidelines presented to it by the general meeting of shareholders of the Company from time to time.

The Supervisory Board shall consist of:
(1) Mr. G.W. Thames
(2) Mr. G. Self, and
(3) Mr. F. Ledbetter

as "A" Supervisory Directors designated by the class "A" shareholder; and

(4) Mr, I. Laska and
(5) Mr. E. Jennes

as "B" Supervisory Directors designated by the class "B" shareholder; and

Decisions of the Supervisory Board shall be made by majority vote and can only be validly made if a majority of the members have participated in the decision making. Any decisions to be made by the Supervisory Board shall require 10 days prior written notice, in which the matters to be considered have been specified.
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                                                                             -7-

4.3 In the event either SFMT as the class "A" shareholder or Tricor as the class "B" shareholder wishes to replace any or all of its nominees in the Management Board or Supervisory Board, or, in case a vacancy occurs in the Management Board or Supervisory Board, each of SFMT and Tricor shall cast their votes as Shareholders of the Company in favour of the removal of such nominee or the appointment of the person(s) selected by the relevant Shareholder to rill such vacancy or vacancies, as the case may be.

ARTICLE 5.       BOOKS AND RECORDS

5.1 All financial information pertaining to the Company and its (consolidated) affiliates shall be presented in accordance with generally accepted accounting principles of the Netherlands consistently applied and concurrently such financial information shall be kept in accordance with United States GAAP.

5.2 Moret Ernst & Young (Amsterdam) shall continue as auditors of the Company.

5.3 The Shareholders will cause the Management Board of the Company to provide:

(a)      monthly and quarterly progress reports:

(b) an annual operating plan and budget to be submitted to the Shareholders for the year 1995 no later than April 30, 1995 and for all subsequent bookyears no later than November 1 of the year preceding the year to which the plan and budget relate:

(c) annual audited financial statements within 60 days after the end of the book year of the Company;

For the purposes of this clause the term "Annual Accounts" means the balance sheet as of December 31 of each year and the profit and loss account and cash flow statement over the period ending on December 31, together with the notes thereto, drawn up in accordance with Netherlands law and certified by Moret
Ernst & Young.
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                                                                             -8-
ARTICLE 6.       PUT OPTION TRICOR

6.1 Tricor shall have the right at any time between the dates specified below, to sell to SFMT (or its designee, including, without limitation, CommStruct International B.V.) and upon exercise by Tricor of such right, SFMT (or its designee) shall be obligated, subject to fulfilment of the conditions stated hereinafter, to purchase from Tricor options (the "Options"), which will be exercisable at any time at the sole and absolute discretion of SFMT, to purchase all such class "B" shares in the capital of the Company, for the exercise price of $.10 per share, as are equivalent to the percentage interest of Tricor set forth below:

(i) in 1997, 83 of the class "B" shares held by Tricor during the period commencing April 15, 1997, through June 15, 1997. The purchase price for the Options shall be equal to the product obtained by multiplying (1) the quotient obtained by a fraction, the numerator of which is equal to 83 and the denominator of which is equal to the total number of issued ("A" and "B") shares of the Company, and (2) the sum of: (a) the product of the the 1996 Net Profits of the Company, as defined in Article 16, and a factor of 6 and (b) the product of the 1996 Revenues of the Company, as defined in Article 16, and a factor of 0.5;

and

(ii) in 1998, 83 of the class "B" shares held by Tricor during the period commencing April 15, 1998, through June 15, 1998. The purchase price for the Options shall be equal to the product obtained by multiplying (1) the quotient obtained by a fraction, the numerator of which is 83 and the denominator of which is equal to the total number of issued ("A" and "B") shares of the Company and (2) the sum of: (a) the product of the 1997 Net Profits of the Company, as defined in Article 16, and a factor of 6 and (b) the product of the 1997 Revenues of the Company, as defined in Article 16, and a factor of 0.5;

and

(iii)    in 1999, either:

         (a) 53 of the class "B" shares held by Tricor, or

         (b) up to a total of 264 of the class "B" shares then held by Tricor in case (i) Tricor did not exercise its sale option, (ii) SFMT did not exercise its purchase option as provided in article 7 in one or more of the preceding years 1997 and/or 1998, and (iii) Tricor did not grant, convey and transfer to SFMT the Initial Options pursuant to paragraph 2.2, during the period commencing April 15, 1999 through June 15, 1999.

         In case the 53 class "B" shares referred to in (iii)(a) hereof is offered, the purchase price for the Options shall be equal to the product obtained by multiplying (1) the quotient obtained by a fraction the numerator of which is equal to 53 and the denominator of which is equal to the total number of the issued ("A" and "B") shares in the Company, and (2) and the sum of (a) the product of the 1998 Net Profits of the Company, as defined in
Article 16, and a factor of 6 and (b) the product of the 1998 Revenues of the Company, as defined in Article 16, and a factor of 0.5.

         In case a greater portion is offered by Tricor as provided in (iii)(b) hereof, the purchase price for the Options shall be equal to the product obtained by multiplying (1) the quotient obtained by a fraction the numerator of which is equal to the total number of class "B" shares being sold and the denominator of which is equal to the total number of class "A" and "B" shares outstanding, and (2) the sum of (a) the product of the 1998 Net Profits of the Company, as defined in Article 16, and a factor of 6 and (b) the product of the 1998 Revenues of the Company, as defined in Article 16, and a factor of 0.5.

6.2. Tricor shall exercise its option rights referred to in 6.1 above by delivery of written notice to SFMT in the manner specified in article 11 together with the following information:

(a) a copy of the relevant audited Annual Accounts and relevant financial statements prepared in accordance with US GAAP;

(b) an executed agreement granting, conveying and transferring the Options ("Options Agreement") to purchase the number of "B" shares in the capital of the Company subject to such Options, in the form appended as Exhibit 6.2;

(c)      the purchase price for the Options referred to in 6.2(b) above,

(d)      the date on which, and place in the Netherlands where the Options shall be transferred to SFMT (or its designee including without limitation Commstruct
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                                                                            -10-

International B.V.), which date shall be no later than 2 months following the date of the notice of the exercise by Tricor of its sale option. Payment for the Options shall be made on the date on which the Options are transferred;

(e) an executed notarial dead of pledge for the number of "B" shares underlying the Options in form and substance satisfactory to SFMT which shall include the right for SFMT, as pledgee, to vote such shares.

Prior to the execution of the Options Agreement as mentioned in 6.2(d) above, the Shareholders shall if so requested by the class "A" shareholder, resolve to convert the class "B" shares to be sold by Tricor and purchased by SFMT, to be converted into an equal number of class "A" shares.

The costs relating to the transfer of the shares as provided in this article shall be borne by Tricor.

6.3 The purchase price for the Options to be paid by SFMT in case Tricor exercises its option rights in accordance with this article 6, shall at the sole discretion of SFMT be payable in cash or in shares of SFMT or Global TeleSystems Group, Inc., the parent company to SFMT, provided in the latter case the SFMT or Global TeleSystems Group Inc., as the case may be, shares are listed on a recognized exchange, or quoted in the National Association of Securities Dealers Automated Quotation System (NASDAQ).

ARTICLE 7.       CALL OPTION SFMT

7.1 In case Tricor does not or cannot, or in the year 1999 does not fully, exercise its option rights between the dates in 1997, 1998 and 1999 respectively specified in article 6.1 above, SFMT shall have the right to purchase from Tricor, and upon exercise by SFMT of such right, Tricor shall be obligated to sell to SFMT Options to purchase all the class "B" shares in the capital of the Company as are equivalent to the number of class "B" shares of the Company as set forth in article 6.1 sub (i), (ii) and (iii) SFMT shall have the right to exercise its option rights as provided for in this section 7 during the period commencing June 16 through September 15 of each of the years 1997, 1998 and 1999 respectively.

The purchase price for the Options payable by SFMT in case of the exercise by it of its purchase option shall be calculated as provided in clause 6.1.
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                                                                            -11-
7.2 SFMT shall exercise its option rights referred to in 7.1 above by delivery of written notice to Tricor in the manner specified in article 11 together with the following information:

(a) a copy of the relevant audited Annual Accounts and relevant financial statements prepared in accordance with US GAAP;

(b) an Options Agreement covering the number of "B" shares in the capital of the Company subject to the Options,

(c)      the purchase price for the Options referred to in 7.2 (b) above;

(d) the date on which, and place in the Netherlands where, the Options shall be transferred to SFMT (or its designee including, without limitation, CommStruct International B.V.), which date shall be no later than 2 months following the date of the notice of the exercise by SFMT of its purchase option. Payment for the Options shall be made on the date on which the Options are transferred;

(e) a notarial deed of pledge for the number of "B" shares underlying the Options in form and substance satisfactory to SFMT, which shall include the right for SFMT, as pledgee, to vote such shares.

7.3 The purchase price for the Options to be paid by SFMT in case of the exercise by it of its option rights in accordance with this article 7 shall at the sole discretion of SFMT be payable in cash or in shares of SFMT or Global TeleSystems Group, Inc., the parent company to SMFT, provided in the latter case the SFMT or Global TeleSystems Group, Inc., as the case may be shares are listed on a recognized exchange, or quoted in the National Association of Securities Dealers Automated Quotation System (NASDAQ).

7.4 To the extent that Initial Options or Options are purchased by SFMT, Tricor agrees it shall grant SFMT the irrevocable and unconditional right to receive any dividends that are declared and paid by the Company with respect to such shares.

ARTICLE 8.       REPRESENTATIONS AND WARRANTIES

8.1      SFMT represents and warrants:

(a)      it has the corporate power to enter into this Agreement;

(b) this Agreement has been duly authorized and executed by SFMT and constitutes a valid and legally binding obligation of SFMT, enforceable in accordance with its terms.

8.2      Each of Tricor, Essing, Laska and Jennes represent and warrant:

(a)      they have the power to enter into this Agreement;

(b) the entering into of this Agreement and the compliance with its terms will not be in breach of any obligation by which any of the undersigned are bound;

(c) nothing has occurred which might adversely affect the carrying out of the purposes of this Agreement,

(d) that Essing, Laska and Jennes own, and shall during the term of this Agreement remain the owners of not less than 90% of the issued shares of Tricor, provided, however, that the additional 10% of the shares of Tricor shall not be held by more than one person.

ARTICLE 9.       NON COMPETE

9.1 Each of Tricor, Essing, Laska and Jennes severally undertakes towards SFMT so long as any of them holds shares in the Company or Tricor such person shall, during a period of one year commencing on the date that such person ceases to hold shares in the Company or Tricor, not directly or indirectly, for his/its own account or for the account of others, be engaged or involved in any way in or with any company, other entity or person which or who, carries on (i) activities competing with the mobile telecommunications networks or activities of any of the Russian Companies or (ii) mobile telecommunications activities in any region where any of them has pursued a development opportunity or License, except that there shall be excluded from this paragraph any License that was offered to the Company and SFMT which either SFMT or the Company has declined pursuant to Section 2.2.

9.2 In case of violation of the obligations arising from 9.1 above, Tricor or in the case of Essing, Laska or Jennes, the person in breach, shall without any notice of default being required, forfeit to SFMT liquidated damages for every breach, the amount of which will be equal to one year's consolidated revenue of the Company.

ARTICLE 10.      OTHER COVENANTS

10.1 Tricor undertakes towards SFMT, and each of Essing, Laska and Jennes similarly undertake towards SFMT to procure that Tricor shall not, prior to October 15, 1999, being the date of expiration of the option rights referred to in article 7, sell, transfer, assign pledge, mortgage or encumber or in any other way than as permitted by this Agreement dispose of any of its class "B" shares.

10.2 SFMT agrees that any expenses, including, without limitation, administrative or managerial fees and expenses, charged to the Company by GTS Cellular shall be fair and equitable.

ARTICLE 11.      NOTICES

All notices and other communications hereunder shall be in writing, sent by registered mail (with simultaneous copy sent by fax) at the following addresses (or such other addresses as may be notified from time to time by any party hereto).

SFMT-VOSTOK, Inc.

Attn.            :        N.S. Molberger, Vice President General Counsel
Address          :        c/o Global TeleSystems Group, Inc.
                          1751 Pinnacle Drive
                          North Tower, 12th floor
                          McLean, Virginia 22102 USA
Fax No.          :        (1)(703) 918 0338

                                                                            -14-
Tricor/Essing/Laska/Jennes:

Attn.                     :     G. Essing

Address                   :     Lepelblad 8,(1452 VN)
                                Ilpendam, The Netherlands
Fax No.                   :     (31)(2902) 63 154


ARTICLE 12.      CONFIDENTIALITY

12.1 Each of SFMT and Tricor shall (subject to the provisions of this article) keep confidential all information which is obtained by them under this Agreement whether that information is

(i) owned by one of the Shareholders and contributed (whether before or after the date hereof) to the business of the Company or the companies in which it participates in the Russian Federation ("proprietary information"); or

(ii) generated or commissioned (whether before or after the date hereof) by them or any of them for the Company or the companies in which it participates; or

(iii)    related to the business affairs of any of SFMT or Tricor.

For the purposes of this article information shall only be regarded as "proprietary information" if in writing.

12.2     The restrictions in this clause shall not apply to:

(i) information in the public domain otherwise than by breach of this Agreement or any previous agreement relating to the subject matter of this Agreement;

(ii) information already in the possession of a party before disclosure to it under this Agreement or any previous agreement relating to the subject matter of this Agreement and which was not acquired directly or indirectly from the other shareholder;

(iii) information lawfully obtained from a third party who is free to disclose such information;

(iv) information developed or created by SFMT or Tricor independently of this Agreement or any previous agreement relating to the subject matter hereof; or

(v) information which must be divulged in order to obtain financing for the benefit of the Company,

provided that the Shareholder seeking to rely on an exemption contained in this subclause shall provide such evidence as the other party may reasonably require that the information sought to be exempted falls within the relevant category.

12.3 The restrictions under this article shall apply during the term of this agreement and for five years thereafter.

ARTICLE 13.      WITHDRAWAL OR ACCESSION

13.1 Without prejudice to clause 10.1, upon a Shareholder ceasing to hold any shares in the Company it shall cease to be bound by the obligations contained in this Agreement (except those contained in articles 9 and 12 which shall continue to have effect) and shall cease to have any rights under this Agreement.

13.2 If any shares in the Company are transferred to any person who is not a party to this Agreement, the transferor of those shares shall procure prior to any such transfer that the transferee agrees to perform and be bound by the terms of this Agreement by entering into a valid and binding accession agreement expressed to be supplemental to this Agreement. The parties to this Agreement undertake to enter into that accession agreement and such further documents as may be necessary for the purpose of perfecting the accession of the transferee to this Agreement.

13.3 In the event that SFMT shall sell all of its shares in the Company to a nonaffillated third party, then as part of such sale, SFMT shall require the purchaser of its shares in the Company to purchase the shares in the Company owned by Tricor on the same terms and conditions applicable to the purchase of the shares owned by SFMT.


ARTICLE 14.      TERMINATION

14.1 SFMT and Tricor intend that this Agreement endure for the duration of their collaboration in respect of the joint venture for which the Company has been established. Accordingly this Agreement shall be terminated in case the Shareholders agree unanimously.

In the circumstances described in this paragraph 14.1 the Shareholders shall forthwith negotiate in good faith amongst themselves in order to agree arrangements for either selling or liquidating the Company or otherwise disposing of the Company's assets and undertaking (including its investment in Russian partnerships or joint venture companies) provided always that prior to disposing of the Company or its assets and undertaking the Shareholders shall first consult with each other with a view to an individual Shareholder making an offer for the same.

14.2 Should the Shareholders be unable to agree on the disposition of the Company pursuant to article 14.1 above they shall procure the liquidation of the Company and either the liquidation of the Russian Companies or the disposal of the Company's interest in such Russian Companies and distribution of their respective assets (in the case of the Company) to the shareholders in accordance with their interest in the Company.

14.3 This Agreement shall terminate automatically on the date three months following the disposition or liquidation of the Company or its assets or business under the preceding sub-clauses.

14.4 Termination of this Agreement shall he without prejudice to the rights and obligations of the parties accrued prior to termination.

ARTICLE 15.      GOVERNING LAW AND SETTLEMENT OF DISPUTES

15.1     This Agreement shall be governed by the laws of The Netherlands.

15.2 Any dispute arising out of this Agreement shall be settled in good faith by mutual agreement of the Shareholders. In the event the Shareholders are unable to reach a settlement within 30 (thirty) days from the date the dispute has arisen, such disputes shall be settled by arbitration in accordance with the Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Amsterdam and the arbitral procedure shall be conducted in the English language.

ARTICLE 16.      CERTAIN DEFINITIONS

For purposes of Articles 2, 6 and 7, the term "Net Profits" for any particular year shall mean net profits after taxes and after minority interests, but including overhead costs for the Company, calculated in accordance with US GAAP. It is agreed among the parties that for years in which Net Profits is a negative number, Net Profits shall be deemed to be zero. For purposes of Articles 2, 6 and 7, the term "Revenues" for any particular year shall mean revenues on a consolidated basis, calculated in accordance with US GAAP.

ARTICLE 17.      ENTIRE AGREEMENT

This Agreement represents the entire agreement between the parties with respect to its subject matter and supersedes all previous understandings, arrangements and agreements whether such be written or oral relating to the subject matter and hereof including, without limitation, the Old Agreement.

Signed as of July    , 1995 at New York, New York

/s/ ILLEGIBLE                                   /s/ ILLEGIBLE
---------------------------                     ---------------------------
GTS CELLULAR, Inc.                                 TRICOR B.V.
(formerly SFMT-Vostak, Inc.)

/s/ G. ESSIHG                                   /s/ I. LASKA
---------------------------                     ----------------------------
G. Essihg                                          I. Laska

/s/ E. JENNES
---------------------------
E. Jennes